Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

September 23, 2021

Quarterly Distribution Report No. 227

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

Enclosed you will find a check representing your share of a distribution by the Trust to the Unit Holders of record at the close of business on September 22, 2021.

This Quarterly Distribution report relates to the payment received by the Trust from EMI Entertainment World Inc. (“EMI”) during the second quarter of 2021 (the “Q2 Distribution Period”), in respect of the contingent portion payment attributable to royalty income generated by the Trust’s copyright catalogue in the Q2 Distribution Period (the “Contingent Portion Payment”).

The Trust received $284,082 ($1.0229 per Trust Unit) for the Contingent Portion Payment attributable to the Q2 Distribution Period, as compared to $257,170 ($.9260 per Trust Unit) for the payment attributable to the second quarter of 2020.

After receiving the Contingent Portion Payment, the Trust paid $68,149 to third parties in connection with invoices rendered to the Trust, leaving a balance of $215,933 ($.7775 per Trust Unit). Such balance is being distributed to the Unit Holders of record as of the close of business on September 22, 2021.

During the twelve month period ended September 30, 2021, the Trust’s aggregate distributions will amount to $805,150 ($2.8992 per Trust Unit), as compared to $863,188 ($3.1082 per Trust Unit) during the twelve month period ended September 30, 2020.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

        MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended September 30, 2021 and September 30, 2020 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended September 30, 2021		Per Unit*

Gross royalty income collected by EMI for the period	$779,137

Less: Related royalty expense	260,817
Amount deducted by EMI	233,528
Adjustment for copyright renewals, etc.	710
Foreign Tax Credits Received

	495,055

Balance as reported by EMI	$284,082

Payments received by Trust	$284,082		$1.0229
Royalty audit settlement with EMI

Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	68,149		.2454

Balance available for distribution	$215,933		$.7775

Distribution per Unit*		$.7775

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended September 30, 2020		Per Unit*	Twelve Months Ended September 30, 2021		Per Unit	Twelve Months Ended September 30, 2020		Per Unit

$628,258			$3,337,914			$3,236,138

171,117			1,256,325			1,147,568
193,956			989,178			986,675
7,015			38,985			47,691
			(23,984)

372,088			2,260,504			2,181,934

$257,170			$1,076,410			$1,054,204

$257,170		$.9260	$1,076,410		$3.8760	$1,054,204		$3.7960

42,695		.1537	271,260		.9768	191,016		.6878

$214,475		$.7723	$805,150		$2.8992	$863,188		$3.1082

	$.7723			$2.8992			$3.1082